Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS STRONG 2011 THIRD QUARTER RESULTS
NEW YORK, NY, November 3, 2011 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported strong results for the third quarter ended September 30, 2011. Operating EBITDA in the third quarter of 2011 was €49.2 million ($69.5 million), compared to €65.5 million ($84.7 million) in the third quarter of 2010 and €50.1 million ($72.1 million) in the second quarter of 2011. Operating EBITDA is defined on page 5 of this press release and reconciled to net income on page 8 of the financial tables in this press release.
In the current quarter, total revenues were €204.8 million ($289.1 million), compared to €234.4 million ($303.1 million) in the third quarter of 2010. We reported net income of €8.4 million ($11.9 million), or €0.15 ($0.21) per basic share, for the third quarter of 2011, which included an aggregate non-cash unrealized loss of €10.7 million, or €0.20 ($0.28) per basic share, on the Stendal interest rate derivative and foreign exchange losses on our debt and an income tax expense of €3.1 million ($4.4 million), or €0.06 ($0.08) per basic share. In the third quarter of 2010, we reported net income of €46.1 million ($59.6 million), or €1.17 ($1.51) per basic share, which included aggregate non-cash gains of €10.4 million, or €0.26 ($0.34) per basic share, on the Stendal interest rate derivative and foreign exchange gains on our debt and a net income tax benefit of €7.2 million ($9.3 million), or €0.18 ($0.22) per basic share.
Summary Financial Highlights

				YTD	YTD
	Q3	Q2	Q3	Sept 30	Sept 30
	2011	2011	2010	2011	2010
	(in millions of Euros, except where otherwise stated)
Pulp revenues	€190.4	€217.3	€224.7	€618.2	€624.1
Energy revenues	14.4	13.9	9.7	42.0	30.8
Operating income	35.3	36.2	51.4	108.2	117.3
Operating EBITDA	49.2	50.1	65.5	150.1	159.4
Unrealized gain (loss) on derivative instruments	(10.5)	(2.3)	0.5	(0.6)	(10.5)
Foreign exchange gain (loss) on debt	(0.2)	0.3	9.9	1.3	(4.7)
Income tax benefit (provision)	(3.1)	(3.6)	7.2	(7.6)	5.6
Net income attributable to common shareholders	8.4	14.4	46.1	51.9	51.0
Net income per share attributable to common shareholders
Basic	€0.15	€0.32	€1.17	€1.07	€1.36
Diluted	€0.15	€0.26	€0.82	€0.92	€0.93
Common shares outstanding at period end (000s)	55,779	45,828	42,030	55,779	42,030

Summary Operating Highlights

				YTD	YTD
	Q3	Q2	Q3	Sept 30	Sept 30
	2011	2011	2010	2011	2010
Pulp Production (‘000 ADMTs)	362.3	367.9	380.9	1,088.8	1,070.0
Scheduled Production Downtime (‘000 ADMTs)	8.3	16.2	8.3	24.5	43.5
Pulp Sales (‘000 ADMTs)	321.3	357.6	344.8	1,027.9	1,042.6
Average NBSK pulp list price in Europe ($/ADMT)	980	1,017	980	986	932
Average NBSK pulp list price in Europe (€/ADMT)	694	706	758	701	708
Average pulp sales realizations (€/ADMT)(1)	584	599	642	592	590
Energy Production (‘000 MWh)	402.5	420.7	330.8	1,230.9	1,051.1
Energy Sales (‘000 MWh)	149.3	175.9	119.1	483.1	370.3
Average Spot Currency Exchange Rates:
€ / $(2)	0.7084	0.6946	0.7729	0.7110	0.7608
C$ / $(2)	0.9803	0.9677	1.0385	0.9778	1.0358
C$ / €(3)	1.3835	1.3934	1.3438	1.3752	1.3639

(1)	Average realized pulp prices for the periods indicated reflect customer discounts and pulp price movements between the order and shipment date.

(2)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

(3)	Average Bank of Canada noon spot rate over the reporting period.
President’s Comments
Mr. Jimmy S.H. Lee, President and Chairman, stated: “We are pleased with the strong third quarter as, despite a weaker U.S. dollar and 11 days of unscheduled maintenance downtime at our Stendal mill, we achieved Operating EBITDA of €49.2 million.”
Mr. Lee continued: “Although uncertainties concerning the economic situation in Europe and credit tightening in China have caused pulp prices to come off their record levels from earlier this year, NBSK list prices remained generally strong in the third quarter. List prices at the end of the quarter were $950 per ADMT in Europe and $970 and $830 per ADMT in North America and China, respectively. While we currently anticipate further downward price pressure in the fourth quarter, the recent strengthening of the U.S. dollar against both the Euro and the Canadian dollar is helping to partially offset such decreases.”
Mr. Lee added: “Due to our strong liquidity position and continued confidence in our growth prospects, we initiated a share and debt repurchase program in the third quarter of 2011. As of November 3, 2011, we purchased and cancelled approximately $13.6 million in aggregate principal amount of our 9.5% senior notes and approximately 1.3 million shares ($10.6 million) of our common stock.”
Mr. Lee continued: “We successfully completed improvements to the Celgar mill’s fiber line and oxygen delignification process during the third quarter, and are already seeing noticeable reductions to the mill’s production costs. We also have an additional C$4.3 million of funds available to us from the Government of Canada’s Green Transformation Project, which we intend to utilize by the end of the first quarter of 2012.”

Mr. Lee concluded: “Despite uncertainties surrounding the global economy, we believe that our improved liquidity position, increasing energy revenues and continued strong performance of our mills should enable us to generate strong returns.”
Three Months Ended September 30, 2011 Compared to Three Months Ended September 30, 2010
Total revenues for the three months ended September 30, 2011 decreased to €204.8 million ($289.1 million) from €234.4 million ($303.1 million) in the same period in 2010, primarily due to lower pulp revenues, partially offset by higher energy revenues. Pulp revenues for the three months ended September 30, 2011 decreased to €190.4 million from €224.7 million in the comparative period of 2010, primarily due to a weaker U.S. dollar and lower sales volumes. The U.S. dollar was approximately 8% weaker versus the Euro in the current quarter compared to the same quarter of last year. Energy revenues increased by approximately 48% in the current quarter to a record €14.4 million from €9.7 million in the same quarter last year, primarily as a result of increased energy production at our Rosenthal mill and increased energy sales at our Celgar mill.
Pulp production decreased to 362,330 ADMTs in the current quarter, from 380,894 ADMTs in the same quarter of 2010, primarily due to 11 days (approximately 21,000 ADMTs) of unscheduled maintenance downtime at our Stendal mill required to repair the mill’s recovery boiler.
Pulp sales volume decreased to 321,338 ADMTs in the current quarter from 344,777 ADMTs in the comparative period of 2010, primarily as a result of softer demand caused by economic uncertainty in Europe and credit tightening in China. Average pulp sales realizations decreased to €584 ($824) per ADMT in the third quarter of 2011, compared to €642 ($831) per ADMT in the same period last year, primarily due to a weaker U.S. dollar relative to the Euro.
Costs and expenses in the third quarter of 2011 decreased to €169.5 million from €183.0 million in the comparative period of 2010, primarily due to lower sales volumes and a weaker U.S. dollar, partially offset by higher fiber costs. Our costs and expenses in the current quarter included approximately €2.1 million for regularly scheduled maintenance costs. Several competing producers and members of the peer group that we benchmark our performance against now report their financial results in accordance with International Financial Reporting Standards which permit a significant portion of such maintenance costs to be capitalized instead of expensed. Such costs are not charged to EBITDA by the peer group companies but instead are expensed as depreciation.

On average, our per unit fiber costs in the quarter increased by approximately 5% from the same period in 2010, primarily due to higher fiber costs at our Celgar mill caused by increased competition for fiber. Fiber costs at our German mills also increased slightly due to lower harvesting rates in Germany. As we move into the fourth quarter, we expect fiber prices for our German mills to stabilize as the German fiber market remains well balanced. We expect fiber prices at our Celgar mill to increase slightly in the short term due to ongoing competition for fiber. However, we expect prices to flatten out towards the end of the year as the availability of pulp logs increases.
Selling, general and administrative expenses increased to €8.8 million from €6.9 million in the third quarter of 2010, primarily as a result of increased foreign exchange losses due to the weaker U.S. dollar relative to the Euro.
For the third quarter of 2011, operating income decreased to €35.3 million from €51.4 million in the comparative quarter of 2010, primarily due to lower pulp revenues resulting from lower sales volume and a weaker U.S. dollar relative to the Euro.
Interest expense in the third quarter of 2011 decreased to €14.1 million from €17.8 million in the comparative quarter of 2010, primarily due to the conversion of the majority of our convertible notes and reduced levels of debt associated with the Stendal mill.
Our Stendal mill recorded an unrealized loss of €10.5 million on our interest rate derivative in the current quarter, compared to an unrealized gain of €0.5 million in the same quarter of last year. We recorded a foreign exchange loss on our foreign currency denominated debt of €0.2 million in the third quarter of 2011 compared to a gain of €9.9 million in the same period last year.
During the current quarter, we recorded €3.1 million of income tax expense, compared to net income tax recoveries of €7.2 million in the same period last year, primarily due to the recognition of additional deferred tax liabilities in the current quarter, compared to the reversal of certain valuation allowances during the same period last year.
In the third quarter of 2011, the noncontrolling shareholder’s interest in the Stendal mill’s loss was €0.8 million, compared to income of €5.1 million in the same quarter last year.

In the third quarter of 2011, Operating EBITDA decreased to €49.2 million from €65.5 million in the third quarter of 2010, primarily due to lower pulp sales volumes and a weaker U.S. dollar relative to the Euro. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.
Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA, see page 8 of the financial tables included in this press release.
We reported net income attributable to common shareholders of €8.4 million, or €0.15 per basic and diluted share, for the third quarter of 2011, which included an aggregate non-cash unrealized loss of €10.7 million, or €0.20 per basic share, on the Stendal interest rate derivative and foreign exchange losses on our debt, and an income tax expense of €3.1 million, or €0.06 per basic share. In the third quarter of 2010, we reported net income attributable to common shareholders of €46.1 million, or €1.17 per basic and €0.82 per diluted share, which included a non-cash unrealized gain of €10.4 million, or €0.26 per basic share, on the Stendal interest rate derivative and foreign exchange gains on our debt and a net income tax benefit of €7.2 million, or €0.18 per basic share.
Nine Months Ended September 30, 2011 Compared to Nine Months Ended September 30, 2010
Total revenues for the nine months ended September 30, 2011 increased to €660.1 million ($928.5 million) from €654.9 million ($862.3 million) in the same period in 2010. Pulp revenues for the nine months ended September 30, 2011 decreased marginally to €618.2 million from €624.1 million in the comparative period of 2010, due to slightly higher pulp prices being more than offset by lower sales volumes and a weaker U.S. dollar relative to the Euro. The U.S. dollar was approximately 6% weaker versus the Euro in the nine months ended September 30, 2011, compared to the same period of 2010. Energy revenues increased by approximately 36% to a record €42.0 million in the nine months ended September 30, 2011 from €30.8 million in the comparable period of 2010, primarily as a result of increased energy production at our Rosenthal mill and higher energy sales at our Celgar mill.

Costs and expenses for the nine months ended September 30, 2011 increased to €552.0 million from €537.6 million in the comparative period of 2010, primarily due to higher fiber costs. Our costs and expenses in the current period included approximately €9.8 million for regularly scheduled maintenance costs.
During the nine months ended September 30, 2011, we recorded €7.6 million of income tax expense, compared to net income tax recoveries of €5.6 million in the same period in 2010, primarily due to the recognition of additional deferred tax liabilities in the current period, compared to the reversal of certain valuation allowances during the same period last year.
Operating EBITDA decreased to €150.1 million in the nine months ended September 30, 2011 from €159.4 million in the comparative period of 2010 primarily due to a weaker U.S. dollar and higher fiber costs, partially offset by higher pulp prices. See the discussion of our results for the third quarter of 2011 for additional information relating to Operating EBITDA and page 8 of the financial tables for a reconciliation to net income (loss) attributable to common shareholders.
We reported net income attributable to common shareholders of €51.9 million, or €1.07 per basic and €0.92 per diluted share, for the nine months ended September 30, 2011, which included a non-cash unrealized loss of €0.6 million on the Stendal interest rate derivative, a €1.3 million non-cash foreign exchange gain on our debt, a non-cash charge for stock compensation of €2.8 million and an income tax expense of €7.6 million. In the nine months ended September 30, 2010, we reported net income attributable to common shareholders of €51.0 million, or €1.36 per basic and €0.93 per diluted share, which included non-cash unrealized losses of €15.2 million on the Stendal interest rate derivative and the foreign exchange effect on our debt and a net income tax benefit of €5.6 million.

Liquidity and Capital Resources
The following table is a summary of selected financial information for the periods indicated:

	As at	As at
	September 30,	December 31,
	2011	2010
	(in thousands)
Financial Position
Cash and cash equivalents	€127,758	€99,022
Marketable securities(1)	4,191	275
Working capital	268,756	231,683
Property, plant and equipment	815,727	846,767
Total assets	1,230,636	1,216,075
Long-term liabilities	807,873	877,315
Total equity	286,553	213,563

(1)	Principally comprised of German federal government bonds with maturities of less than one year.
As at September 30, 2011, we had approximately €26.3 million and C$37.9 million available under our Rosenthal and Celgar facilities, respectively. As at September 30, 2011, the principal amount outstanding under the Stendal loan facility was €477.5 million.
Restricted Group
The following table is a summary of selected financial information for the Restricted Group for the periods indicated.

	As at	As at
	September 30,	December 31,
	2011	2010
	(in thousands)
Restricted Group Financial Position
Cash and cash equivalents	€60,426	€50,654
Marketable securities(1)	4,191	275
Working capital	169,702	150,667
Property, plant and equipment	345,077	362,274
Total assets	665,671	662,944
Long-term liabilities	265,429	312,631
Total equity	342,202	289,141

(1)	Principally comprised of German federal government bonds with maturities of less than one year.
Earnings Release Call
In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, November 4, 2011 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived through December 4, 2011, over the Internet at http://investor.shareholder.com/media/eventdetail.cfm?eventid=1038278CompanyID=MERC8&e=1&mediakey=IAE35D7DABC3E
CD95E2779DA87354812 or through a link on the Company’s Investors/News Releases page at http://www.mercerint.com
/s/NewsReleases.asp. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until December 4, 2011 through a link on the Company’s Investors/News Releases page at http://www.mercerint.com/s/NewsReleases.asp.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.
The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.
APPROVED BY:
Jimmy S.H. Lee
Chairman & President
(604) 684-1099
David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099
-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands of Euros)

	September 30,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	€127,758	€99,022
Marketable securities	4,013	—
Receivables	110,296	121,709
Inventories	128,041	102,219
Prepaid expenses and other	9,907	11,360
Deferred income tax	24,951	22,570

Total current assets	404,966	356,880

Long-term assets
Property, plant and equipment	815,727	846,767
Deferred note issuance and other	9,943	11,082
Note receivable	—	1,346

	825,670	859,195

Total assets	€1,230,636	€1,216,075

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€109,845	€84,873
Pension and other post-retirement benefit obligations	694	728
Debt	25,671	39,596

Total current liabilities	136,210	125,197

Long-term liabilities
Debt	707,040	782,328
Unrealized interest rate derivative losses	51,553	50,973
Pension and other post-retirement benefit obligations	23,010	24,236
Capital leases and other	11,857	12,010
Deferred income tax	14,413	7,768

	807,873	877,315

Total liabilities	€944,083	€1,002,512

EQUITY
Shareholders’ equity
Share capital	247,642	219,211
Paid-in capital	(5,308)	(3,899)
Retained earnings (deficit)	39,786	(10,956)
Accumulated other comprehensive income (loss)	21,762	31,712

Total shareholders’ equity	303,882	236,068

Noncontrolling interest (deficit)	(17,329)	(22,505)

Total equity	286,553	213,563

Total liabilities and equity	€1,230,636	€1,216,075

(1)

MERCER INTERNATIONAL INC.
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of Euros, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues
Pulp	€190,426	€224,697	€618,158	€624,111
Energy	14,352	9,721	41,970	30,783

	204,778	234,418	660,128	654,894
Costs and expenses
Operating costs	146,885	162,293	482,775	470,977
Operating depreciation and amortization	13,832	13,987	41,777	41,817

	44,061	58,138	135,576	142,100
Selling, general and administrative expenses	8,754	6,894	27,616	24,944
Purchase (sale) of emission allowances	—	(167)	(202)	(167)

Operating income (loss)	35,307	51,411	108,162	117,323

Other income (expense)
Interest expense	(14,117)	(17,820)	(44,906)	(51,141)
Investment income (loss)	270	93	733	304
Foreign exchange gain (loss) on debt	(181)	9,927	1,272	(4,675)
Gain (loss) on extinguishment of debt	(69)	—	(69)	(929)
Gain (loss) on derivative instruments	(10,484)	485	(580)	(10,523)

Total other income (expense)	(24,581)	(7,315)	(43,550)	(66,964)

Income (loss) before income taxes	10,726	44,096	64,612	50,359
Income tax benefit (provision) — current	(1,557)	(2,227)	(3,854)	(3,750)
— deferred	(1,567)	9,382	(3,707)	9,382

Net income (loss)	7,602	51,251	57,051	55,991
Less: net loss (income) attributable to noncontrolling interest	838	(5,116)	(5,175)	(5,001)

Net income (loss) attributable to common shareholders	€8,440	€46,135	€51,876	€50,990

Net income (loss) per share attributable to common shareholders
Basic	€0.15	€1.17	€1.07	€1.36

Diluted	€0.15	€0.82	€0.92	€0.93

(2)

MERCER INTERNATIONAL INC.
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Cash flows from (used in) operating activities
Net income (loss) attributable to common shareholders	€8,440	€46,135	€51,876	€50,990
Adjustments to reconcile net income (loss) attributable to common shareholders to cash flows from operating activities
Loss (gain) on derivative instruments	10,484	(485)	580	10,523
Foreign exchange loss (gain) on debt	181	(9,927)	(1,272)	4,675
Loss (gain) on extinguishment of debt	69	—	69	929
Depreciation and amortization	13,893	14,055	41,960	42,052
Accretion expense (income)	(168)	1,111	591	2,056
Noncontrolling interest	(838)	5,116	5,175	5,001
Deferred income taxes	1,567	(9,382)	3,707	(9,382)
Stock compensation expense	305	540	2,844	1,273
Pension and other post-retirement expense, net of funding	(95)	96	(102)	428
Other	359	989	1,962	2,836
Changes in current assets and liabilities
Receivables	(9,452)	19,591	3,248	(26,351)
Inventories	(23,776)	(26,005)	(27,862)	(36,988)
Accounts payable and accrued expenses	318	1,814	24,873	15,146
Other	(752)	(4,883)	92	(5,477)

Net cash from (used in) operating activities	535	38,765	107,741	57,711

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(10,297)	(8,484)	(26,122)	(28,876)
Proceeds on sale of property, plant and equipment	1,564	28	1,944	577
Note receivable	2,064	216	2,835	711
Purchase of marketable securities	(4,018)	—	(4,018)	—

Net cash from (used in) investing activities	(10,687)	(8,240)	(25,361)	(27,588)

Cash flows from (used in) financing activities
Repayment of notes payable and debt	(12,160)	(6,211)	(42,511)	(14,461)
Repayment of capital lease obligations	(776)	(638)	(2,269)	(2,245)
Proceeds from borrowings of notes payable and debt	—	—	—	840
Proceeds from (repayment of) credit facilities, net	—	(4,057)	(14,652)	1,493
Proceeds from government grants	4,470	6,778	13,419	17,337
Purchase of treasury shares	(7,477)	—	(7,477)	—

Net cash from (used in) financing activities	(15,943)	(4,128)	(53,490)	2,964

Effect of exchange rate changes on cash and cash equivalents	2,058	(3,416)	(154)	748

Net increase (decrease) in cash and cash equivalents	(24,037)	22,981	28,736	33,835
Cash and cash equivalents, beginning of period	151,795	62,145	99,022	51,291

Cash and cash equivalents, end of period	€127,758	€85,126	€127,758	€85,126

(3)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheets
(Unaudited)
(In thousands of Euros)
The terms of the indenture governing our 9.5% senior unsecured notes require that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three and nine months ended September 30, 2011 and 2010, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	September 30, 2011
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€60,426	€67,332	€—	€127,758
Marketable securities	4,013	—	—	4,013
Receivables	60,639	49,657	—	110,296
Inventories	71,404	56,637	—	128,041
Prepaid expenses and other	6,309	3,598	—	9,907
Deferred income tax	24,951	—	—	24,951

Total current assets	227,742	177,224	—	404,966

Long-term assets
Property, plant and equipment	345,077	470,650	—	815,727
Deferred note issuance and other	6,229	3,714	—	9,943
Due from unrestricted group	86,623	—	(86,623)	—

Total assets	€665,671	€651,588	€(86,623)	€1,230,636

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€56,258	€53,587	€—	€109,845
Pension and other post-retirement benefit obligations	694	—	—	694
Debt	1,088	24,583	—	25,671

Total current liabilities	58,040	78,170	—	136,210

Long-term liabilities
Debt	221,449	485,591	—	707,040
Due to restricted group	—	86,623	(86,623)	—
Unrealized interest rate derivative losses	—	51,553	—	51,553
Pension and other post-retirement benefit obligations	23,010	—	—	23,010
Capital leases and other	6,557	5,300	—	11,857
Deferred income tax	14,413	—		14,413

Total liabilities	323,469	707,237	(86,623)	944,083

EQUITY
Total shareholders’ equity (deficit)	342,202	(38,320)	—	303,882
Noncontrolling interest (deficit)	—	(17,329)	—	(17,329)

Total liabilities and equity	€665,671	€651,588	€(86,623)	€1,230,636

(4)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheets
(Unaudited)
(In thousands of Euros)

	December 31, 2010
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€50,654	€48,368	€—	€99,022
Receivables	70,865	50,844	—	121,709
Inventories	60,910	41,309	—	102,219
Prepaid expenses and other	6,840	4,520	—	11,360
Deferred income tax	22,570	—	—	22,570

Total current assets	211,839	145,041	—	356,880

Long-term assets
Property, plant and equipment	362,274	484,493	—	846,767
Deferred note issuance and other	6,903	4,179	—	11,082
Due from unrestricted group	80,582	—	(80,582)	—
Note receivable	1,346	—	—	1,346

Total assets	€662,944	€633,713	€(80,582)	€1,216,075

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€44,015	€40,858	€—	€84,873
Pension and other post-retirement benefit obligations	728	—	—	728
Debt	16,429	23,167	—	39,596

Total current liabilities	61,172	64,025	—	125,197

Long-term liabilities
Debt	273,473	508,855	—	782,328
Due to restricted group	—	80,582	(80,582)	—
Unrealized interest rate derivative losses	—	50,973	—	50,973
Pension and other post-retirement benefit obligations	24,236	—	—	24,236
Capital leases and other	7,154	4,856	—	12,010
Deferred income tax	7,768	—	—	7,768

Total liabilities	373,803	709,291	(80,582)	1,002,512

EQUITY
Total shareholders’ equity (deficit)	289,141	(53,073)	—	236,068
Noncontrolling interest (deficit)	—	(22,505)	—	(22,505)

Total liabilities and equity	€662,944	€633,713	€(80,582)	€1,216,075

(5)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Unaudited)
(In thousands of Euros)

	Three Months Ended September 30, 2011
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€111,634	€78,792	€—	€190,426
Energy	6,121	8,231	—	14,352

	117,755	87,023	—	204,778

Operating costs	85,962	60,923	—	146,885
Operating depreciation and amortization	7,364	6,468	—	13,832
Selling, general and administrative expenses and other	6,080	2,674	—	8,754

	99,406	70,065	—	169,471

Operating income (loss)	18,349	16,958	—	35,307

Other income (expense)
Interest expense	(5,496)	(9,869)	1,248	(14,117)
Investment income (loss)	1,334	184	(1,248)	270
Foreign exchange gain (loss) on debt	(181)	—	—	(181)
Gain (loss) on extinguishment of debt	(69)	—	—	(69)
Gain (loss) on derivative instruments	—	(10,484)	—	(10,484)

Total other income (expense)	(4,412)	(20,169)	—	(24,581)

Income (loss) before income taxes	13,937	(3,211)	—	10,726
Income tax benefit (provision)	(2,566)	(558)	—	(3,124)

Net income (loss)	11,371	(3,769)	—	7,602
Less: net loss (income) attributable to noncontrolling interest	—	838	—	838

Net income (loss) attributable to common shareholders	€11,371	€(2,931)	€—	€8,440

	Three Months Ended September 30, 2010
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€123,518	€101,179	€—	€224,697
Energy	1,535	8,186	—	9,721

	125,053	109,365	—	234,418

Operating costs	91,528	70,765	—	162,293
Operating depreciation and amortization	7,514	6,473	—	13,987
Selling, general and administrative expenses and other	3,221	3,506	—	6,727

	102,263	80,744	—	183,007

Operating income (loss)	22,790	28,621	—	51,411

Other income (expense)
Interest expense	(8,796)	(10,213)	1,189	(17,820)
Investment income (loss)	1,246	36	(1,189)	93
Foreign exchange gain (loss) on debt	9,927	—	—	9,927
Gain (loss) on derivative instruments	—	485	—	485

Total other income (expense)	2,377	(9,692)	—	(7,315)

Income (loss) before income taxes	25,167	18,929	—	44,096
Income tax benefit (provision)	8,849	(1,694)	—	7,155

Net income (loss)	34,016	17,235	—	51,251
Less: net loss (income) attributable to noncontrolling interest	—	(5,116)	—	(5,116)

Net income (loss) attributable to common shareholders	€34,016	€12,119	€—	€46,135

(6)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Unaudited)
(In thousands of Euros)

	Nine Months Ended September 30, 2011
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€352,098	€266,060	€—	€618,158
Energy	17,668	24,302	—	41,970

	369,766	290,362	—	660,128

Operating costs	272,162	210,613	—	482,775
Operating depreciation and amortization	22,379	19,398	—	41,777
Selling, general and administrative expenses and other	17,572	9,842	—	27,414

	312,113	239,853	—	551,966

Operating income (loss)	57,653	50,509	—	108,162

Other income (expense)
Interest expense	(19,202)	(29,404)	3,700	(44,906)
Investment income (loss)	3,918	515	(3,700)	733
Foreign exchange gain (loss) on debt	1,272	—	—	1,272
Gain (loss) on extinguishment of debt	(69)	—	—	(69)
Gain (loss) on derivative instruments	—	(580)	—	(580)

Total other income (expense)	(14,081)	(29,469)	—	(43,550)

Income (loss) before income taxes	43,572	21,040	—	64,612
Income tax benefit (provision)	(5,941)	(1,620)	—	(7,561)

Net income (loss)	37,631	19,420	—	57,051
Less: net loss (income) attributable to noncontrolling interest	—	(5,175)	—	(5,175)

Net income (loss) attributable to common shareholders	€37,631	€14,245	€—	€51,876

	Nine Months Ended September 30, 2010
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€354,775	€269,336	€—	€624,111
Energy	8,750	22,033	—	30,783

	363,525	291,369	—	654,894

Operating costs	269,063	201,914	—	470,977
Operating depreciation and amortization	22,355	19,462	—	41,817
Selling, general and administrative expenses and other	14,792	9,985	—	24,777

	306,210	231,361	—	537,571

Operating income (loss)	57,315	60,008	—	117,323

Other income (expense)
Interest expense	(24,073)	(30,593)	3,525	(51,141)
Investment income (loss)	3,770	59	(3,525)	304
Foreign exchange gain (loss) on debt	(4,675)	—	—	(4,675)
Gain (loss) on extinguishment of debt	(929)	—	—	(929)
Gain (loss) on derivative instruments	—	(10,523)	—	(10,523)

Total other income (expense)	(25,907)	(41,057)	—	(66,964)

Income (loss) before income taxes	31,408	18,951	—	50,359
Income tax benefit (provision)	8,354	(2,722)	—	5,632

Net income (loss)	39,762	16,229	—	55,991
Less: net loss (income) attributable to noncontrolling interest	—	(5,001)	—	(5,001)

Net income (loss) attributable to common shareholders	€39,762	€11,228	€—	€50,990

(7)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net income (loss) attributable to common shareholders	€8,440	€46,135	€51,876	€50,990
Net income (loss) attributable to noncontrolling interest	(838)	5,116	5,175	5,001
Income taxes (benefits)	3,124	(7,155)	7,561	(5,632)
Interest expense	14,117	17,820	44,906	51,141
Investment (income) loss	(270)	(93)	(733)	(304)
Foreign exchange (gain) loss on debt	181	(9,927)	(1,272)	4,675
Loss on extinguishment of debt	69	—	69	929
Loss (gain) on derivative financial instruments	10,484	(485)	580	10,523

Operating income (loss)	35,307	51,411	108,162	117,323
Add: Depreciation and amortization	13,893	14,055	41,960	42,052

Operating EBITDA(1)	€49,200	€65,466	€150,122	€159,375

(1)
Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Restricted Group
Net income (loss) attributable to common shareholders(1)	€11,371	€34,016	€37,631	€39,762
Income taxes (benefits)	2,566	(8,849)	5,941	(8,354)
Interest expense	5,496	8,796	19,202	24,073
Investment (income) loss	(1,334)	(1,246)	(3,918)	(3,770)
Foreign exchange (gain) loss on debt	181	(9,927)	(1,272)	4,675
Loss on extinguishment of debt	69	—	69	929

Operating income (loss)	18,349	22,790	57,653	57,315
Add: Depreciation and amortization	7,425	7,582	22,562	22,590

Operating EBITDA(2)	€25,774	€30,372	€80,215	€79,905

(1)	For the Restricted Group, net income (loss) attributable to common shareholders and net income (loss) are the same.

(2)
Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

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(8)